Exhibit 4.1
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE No. 11 (this “Supplemental Indenture”), dated as of July 14, 2021, between Hanesbrands Finance Luxembourg S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 33-39, Rue du Puits Romain, L-8070 Betrange, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies under the number B 206.211, as the issuer (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), HBI IP Holdings Switzerland GmbH, incorporated under the laws of Switzerland (“HBI IP Holdings Switzerland” or the “Additional Guarantor”) and U.S. Bank Trustees Limited, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2016 (the “Indenture”) providing for the issuance of the Issuer’s euro denominated 3.5% Senior Notes due 2024 (the “Senior Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Additional Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which such entity shall fully and unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (each an “Additional Notes Guarantee” and together the “Additional Notes Guarantees”);

WHEREAS, it has been proposed to reorganize the Issuer’s European holding company structure and in particular for MFB International Holdings S.a.r.l., a Guarantor of the Senior Notes under the Indenture, to contribute certain of its assets to HBI IP Holdings Switzerland;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee ten supplemental indentures, dated as of June 23, 2016, November 9, 2016, November 9, 2016, March 28, 2017, February 20, 2018, August 24, 2018, October 1, 2018, November 30, 2018, April 14, 2020 and April 12, 2021, respectively, pursuant to which certain of the Issuer’s subsidiaries provided Additional Notes Guarantees; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Additional Guarantor and the Trustee are authorized to execute and deliver this eleventh Supplemental Indenture without the consent of the holders of the Senior Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO GUARANTEE. The Additional Guarantor hereby agrees to provide an unconditional Additional Notes Guarantee on the terms and subject to the conditions set forth in this Supplemental Indenture and the Indenture including but not limited to Article X thereof (and including the guarantee limitations set out therein).

3.LIMITATIONS.

(a)Notwithstanding the foregoing, if and to the extent that (i) HBI IP Holdings Switzerland becomes liable under the Indenture for obligations of any Affiliate (other than those of its direct or indirect wholly owned subsidiaries)

or is otherwise obliged under the Indenture, the Notes or any of the security documents (together the “Notes Documents”) to grant economic benefits to its Affiliates (other than to direct or indirect wholly owned subsidiaries), including, for the avoidance of doubt, any indemnity and/or joint liability undertaking, any restrictions of HBI IP Holdings Switzerland’s rights of set-off and/or subrogation or its duties to subordinate or waive claims and (ii) complying with such liability or other obligation would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by HBI IP Holdings Switzerland or would otherwise be restricted under Swiss law then applicable (the “Restricted Obligations”), the aggregate amount of such liability or other obligation of HBI IP Holdings Switzerland under any Notes Document with respect to Restricted Obligations shall be limited to the maximum amount of the HBI IP Holdings Switzerland’s freely distributional equity available for distribution as dividends to the shareholders of HBI IP Holdings Switzerland at the time of payment or enforcement, as applicable (the “Maximum Amount”), provided that this is a requirement under applicable Swiss law at that time and further provided that such limitation shall not free HBI IP Holdings Switzerland from its obligations in excess of the Maximum Amount, but merely postpone the enforcement date therefore until such times as enforcement is again permitted notwithstanding such limitation.

(b)In respect of any payment with respect to Restricted Obligations, HBI IP Holdings Switzerland shall:

(i)if and to the extent required by applicable law in force at the relevant time, use its commercially reasonable efforts to mitigate (and cause its parent company and other relevant Affiliates to fully cooperate in any such mitigation efforts) to the extent possible any tax imposed based on the Swiss Federal Act on Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), (the “Swiss Withholding Tax Act” and the “Swiss Withholding Tax”) to be levied on payments with respect to Restricted Obligations, in particular through the notification procedure pursuant to applicable law, and promptly notify the Trustee thereof or, if such a notification procedure is not applicable:

(A)subject to any applicable double taxation treaty, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time) from any payments with respect to Restricted Obligations;

(B)pay any such deduction to the Swiss Federal Tax Administration; and

(C)notify the Trustee or the Collateral Trustee that such a deduction has been made and provide the Trustee with evidence that such a deduction has been paid to the Swiss Federal Tax Administration;

(ii)if and to the extent such a deduction is made, not be obliged to either gross-up payments and/or indemnify the holders of the Notes in accordance with the relevant provisions of any Notes Document in relation to any such payment made by it in respect of Restricted

Obligations, unless grossing-up and/or indemnifying is permitted under this Section 3 and the laws of Switzerland then in force (it being understood that this shall not in any way limit any legally permitted obligations of any other party under any Notes Document to indemnify the holders of the Notes in respect of the deduction of the Swiss Withholding Tax); and

(iii)use its commercially reasonable efforts to ensure that any person which is, as a result of a deduction of Swiss Withholding Tax, entitled to a full or partial refund of the Swiss Withholding Tax, shall, as soon as possible after the deduction of the Swiss Withholding Tax:

(A)request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties); and

(B)promptly upon receipt, pay to the Trustee, to the extent legally permitted, any amount so refunded for application as further payments with respect to Restricted Obligations.

(c)To the extent HBI IP Holdings Switzerland is required to deduct Swiss Withholding Tax and if the Maximum Amount is not fully utilized, additional amounts may be enforced in respect of Restricted Obligations until the payments equate an amount so that after making any required deduction of Swiss Withholding Tax, the aggregate amount paid net of Swiss Withholding Tax is equal to the amount which would have resulted if no deduction of Swiss Withholding Tax had been required, provided that such aggregate amount (including the increased amount) shall in any event be limited to the Maximum Amount at the relevant time.

(d)If and to the extent requested by the Trustee, acting at the direction of the requisite holders of the Notes, and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the holders of the Notes to obtain a maximum benefit in respect of Restricted Obligations, HBI IP Holdings Switzerland shall promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to make the (requested) payment(s) (or to perform such other Restricted Obligations under the Notes Documents) from time to time, including the following;

(i)preparation of an up-to-date balance sheet of HBI IP Holdings Switzerland;

(ii)confirmation of the auditors of HBI IP Holdings Switzerland as to the Maximum Amount;

(iii)to the extent permitted by mandatory Swiss law, conversion of restricted reserves into profits and reserves freely available for the distribution as dividends;

(iv)to the extent permitted by mandatory Swiss law, revaluation and/or realization of any of its assets that are shown on its balance sheet with a book value that is significantly lower than the market value of such assets, in case of realization, however, only if such assets are not necessary for HBI IP Holdings Switzerland's business (betriebsnotwendig);

(v)approval by a shareholders' meeting of HBI IP Holdings Switzerland of the (resulting) equity distribution; and

(vi)all such other measures necessary or useful to allow for payments in respect of Restricted Obligations with a minimum of limitations.

4.NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, manager, employee, incorporator or stockholder of the Additional Guarantor, as such, shall have any liability for any obligations of the Issuer or the Additional Guarantor under the Indenture, the Senior Notes, the Additional Notes Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.

5.THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES AND THE ADDITIONAL NOTES GUARANTEES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.New York Law to Govern. Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Senior Notes and the Additional Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Each of the Issuer and the Additional Guarantor expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury.

7.COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Additional Notes Guarantees of the Additional Guarantor or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Issuer. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

(Signature Pages Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

HANESBRANDS FINANCE LUXEMBOURG S.C.A., as the Issuer
By Hanesbrands GP Luxembourg S.à.r.l., its general partner

By:    /s/ Donald F. Cook
Name: Donald F. Cook
Title: Class A Manager

By:    /s/ Katalin Oroszki
Name: Katalin Oroszki
Title: Class B Manager

(Signature Page to Supplemental Indenture No. 11)

HBI IP HOLDINGS SWITZERLAND GMBH, as Additional Guarantor

By:    /s/ Donald F. Cook
Name: Donald F. Cook
Title: Chairman of the Board

(Signature Page to Supplemental Indenture No. 11)

U.S. BANK TRUSTEES LIMITED, as Trustee

By:    /s/ Laurence Griffiths
Name: Laurence Griffiths
Title: Authorized Signatory

(Signature Page to Supplemental Indenture No. 11)